Exhibit 99.(a)(1)(J)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE
CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE
SOME OR ALL OF YOUR ELIGIBLE HPU SHARES

iSTAR FINANCIAL INC.
OFFER TO EXCHANGE HIGH PERFORMANCE COMMON STOCK-SERIES 1, HIGH PERFORMANCE COMMON STOCK-SERIES 2 AND HIGH PERFORMANCE COMMON
STOCK-SERIES 3

AMENDED WITHDRAWAL FORM

You previously received the following documents, constituting the offer (the “Offer”), including the Offer to Exchange Letter (the “Offer Letter”) to all holders of the iStar Financial Inc.’s (“we”, “us”, “our”, the “Company” or “iStar”) issued and outstanding shares of (i) High Performance Common Stock-Series 1 (the “HPU Series 1 Shares”), (ii) High Performance Common Stock-Series 2 (the “HPU Series 2 Shares”) and (iii) High Performance Common Stock-Series 3 (the “HPU Series 3 Shares”, together with HPU Series 1 Shares and HPU Series 2 Shares, the “HPU Shares”) and the documents related thereto.

You should submit this form only if you now wish to change your previous election to participate in the Offer, and instead wish to REJECT iStar’s offer to exchange some or all of your HPU Shares for the Stock Consideration (as defined in the Offer Letter), the Cash Consideration (as defined in the Offer Letter) or a combination of the Stock Consideration and the Cash Consideration.

To withdraw your election to exchange some or all of your HPU Shares, you must sign, date and deliver the completed and attached withdrawal form to the Company via mail, facsimile or e-mail (via PDF or similar imaged document file) by 11:59 p.m., Eastern time on August 12, 2015 (unless we extend the Offer), to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

Fax: (415) 367-8994

E-mail: hpuoffer@istar.com

We also recommend that you contact the Company by telephone or email at the number/email account stated above to confirm the Company’s receipt of this withdrawal.

You should note that if you withdraw your acceptance of the Offer with respect to some or all of your HPU Shares, you will not receive any consideration pursuant to the Offer in replacement for the withdrawn HPU Shares.  You will keep all of the HPU Shares that you withdraw.  These HPU Shares will continue to be governed by the existing agreements between you and iStar.

You may change this withdrawal, and again elect to exchange some or all of your HPU Shares by submitting a new election to iStar, by 11:59 p.m., Eastern time on August 12, 2015 (unless we extend the Offer).

Please check the appropriate box:

☐    I wish to withdraw my election to exchange and instead REJECT the Offer to Exchange all of my HPU Shares.  I do not wish to exchange any HPU Shares.

OR

☐    I wish to withdraw my election to exchange HPU Shares listed below (please list amounts).  Any HPU Shares previously elected to be exchanged by me in my most recent election but not withdrawn below will remain elected for exchange in the Offer.  I do not wish to exchange these listed HPU Shares:

1

HPU Shares in exchange FOR THE STOCK CONSIDERATION.

Series of HPU Share	Number of Withdrawn HPU Shares Previously Tendered FOR THE STOCK CONSIDERATION
HPU Series 1 Shares
HPU Series 2 Shares
HPU Series 3 Shares

HPU Shares in exchange FOR THE CASH CONSIDERATION.

Series of HPU Share	Number of Withdrawn HPU Shares Previously Tendered FOR THE CASH CONSIDERATION
HPU Series 1 Shares
HPU Series 2 Shares
HPU Series 3 Shares

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

HPU Shareholder Signature

HPU Shareholder Name (Please print)

Date	E-mail Address

RETURN TO iSTAR VIA MAIL, FACSIMILE AT (415) 367-8994 OR E-MAIL AT
hpuoffer@istar.com NO LATER THAN 11:59 P.M., EASTERN TIME, ON AUGUST 12, 2015